Exhibit 5.1

800 17th Street N.W., Suite 1100 | Washington, DC 20006 | T 202.955.3000 | F 202.955.5564

Holland & Knight LLP | www.hklaw.com

March 9, 2021

Board of Directors Silvergate Capital Corporation 4250 Executive Square Suite 300 La Jolla, California 92037

Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Silvergate Capital Corporation, a Maryland corporation (the “Company”), in connection with the authorization of the possible issuance and sale from time to time, on a delayed basis, by the Company of shares of its Class A common stock, par value $0.01 per share (the “Common Stock”), having an aggregate gross sales price of up to $300,000,000 (the “Shares”), in at-the-market offerings, pursuant to a prospectus supplement dated March 9, 2021 and the accompanying base prospectus filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on January 20, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3ASR (Registration No. 333-252258) (the “Registration Statement”), which became automatically effective under the Securities Act pursuant to Rule 462(e) promulgated thereunder.

In connection with the issuance of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Equity Distribution Agreement, dated as of March 9, 2021, by an among the Company and Goldman Sachs & Co. LLC, Keefe, Bruyette & Woods, Inc., Canaccord Genuity LLC, Compass Point Research & Trading, LLC, Craig-Hallum Capital Group LLC, and Wedbush Securities Inc., as sales agents (the “Agreement”); (ii) the Registration Statement together with the exhibits thereto and the documents incorporated by reference therein; (iii) the Prospectus; (iv) the Articles of Incorporation, as amended, of the Company, as presently in effect; and (v) the Amended and Restated Bylaws of the Company, as presently in effect. In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such other instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) that the Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than the Company); (e) that the Shares will be issued and sold in compliance with applicable U.S. federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; and (f) the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Atlanta | Austin | Boston | Charlotte | Chicago | Dallas | Denver | Fort Lauderdale | Houston | Jacksonville

Los Angeles | Miami | New York | Orange County | Orlando | Philadelphia | Portland | San Francisco

Stamford | Tallahassee | Tampa | Tysons | Washington, D.C. | West Palm Beach

Board of Directors of Silvergate Capital Corporation

March 9, 2021

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

The opinion letter which we render herein is limited to the General Corporation Law of the State of Maryland, including all Maryland statutes and all Maryland court decisions that affect the interpretation of such General Corporation Law, as of the date hereof. Our opinions expressed herein are as of the date hereof, and we assume no obligation to revise or supplement the opinions rendered herein should the above-referenced laws be changed by legislative or regulatory action, judicial decision or otherwise.

Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when and if issued and delivered by the Company against payment therefor in accordance with the Agreement will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K relating to the offer and sale of the Shares, which will be incorporated by reference into the Registration Statement and to the references to us under the heading “Legal Matters” in the Prospectus and in any amendment or supplement thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Holland & Knight LLP

Holland & Knight LLP